Exhibit 99.1
LKQ Corporation Appoints Sue Gove and Michael Powell to its Board

Enters into Cooperation Agreement with Ancora and Engine Capital

Forms Finance Committee

ANTIOCH, Tenn., Feb. 6, 2025 – LKQ Corporation (Nasdaq: LKQ) (“LKQ” or the “Company”) today announced the appointment of two new independent directors, Sue Gove and Michael Powell, to its Board of Directors (the “Board”), effective immediately, and the formation of a Finance Committee of the Board. In connection with these enhancements, the Company has entered into a Cooperation Agreement (the “Agreement”) with Ancora Catalyst Institutional, LP, Engine Capital, LP and certain of their affiliates following constructive engagement.

Ms. Gove currently serves as Founder and President of Excelsior Advisors, LLC, a retail consulting and advisory firm, and is a tenured senior executive with extensive public company board expertise, including within the automotive industry at IAA, Inc. and AutoZone Inc. Mr. Powell brings leadership experience from his career at Progressive Corporation, one of the largest auto insurers in North America, where he most recently served as Claims Process General Manager.

“I am pleased to welcome Sue and Michael to our Board, who bring executive experience, as well as an understanding of the automotive industry that complements our Board,” said Guhan Subramanian, Chairman of LKQ. “LKQ is well positioned to build on the progress we have made through our focus on operational excellence and taking action to simplify, integrate and rationalize our business to drive better returns. We value the constructive engagement that we have had with Ancora and Engine toward our shared goal of generating increasing value for LKQ’s shareholders.”

Fredrick D. DiSanto, Chairman and Chief Executive Officer of Ancora, and James Chadwick, President of Ancora Alternatives LLC, added, “We appreciate the collaboration with LKQ and are confident that Sue and Michael’s corporate governance and industry experience will support the Company’s go-forward strategy and drive value for shareholders.” Arnaud Ajdler, Founder and Portfolio Manager of Engine Capital, LP, concluded, “LKQ has significant value potential and with the addition of these new directors, we are confident in the Company’s ability to execute as the leading provider of alternative and specialty parts for vehicles.”

LKQ’s newly formed Finance Committee will make recommendations to the Board on its capital allocation strategy and business portfolio. The committee will be comprised of three existing LKQ directors, Andrew Clarke, John Mendel and Xavier Urbain, as well as Ms. Gove and Mr. Powell. The committee will be chaired by Mr. Clarke.

The Agreement includes customary standstill, voting and other provisions. The Agreement will be filed on a Form 8-K with the U.S. Securities and Exchange Commission.

Goldman Sachs & Co. LLC is serving as financial advisor to LKQ and Wachtell, Lipton, Rosen & Katz is serving as legal counsel. Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to LKQ. Olshan Frome Wolosky LLP is serving as legal counsel to Ancora and Engine Capital. Longacre Square Partners is serving as strategic communications advisor to Ancora and Engine Capital.

About Sue Gove

Sue Gove has served as Founder and President of Excelsior Advisors, LLC, a retail consulting and advisory firm, since 2014. From 2019 to 2023, Ms. Gove served in several roles at Bed Bath & Beyond, including as a Board member for her full tenure, President and Chief Executive Officer from 2022 to 2023, and Interim Chief Executive Officer in 2022. Prior to that, Ms. Gove served as a Senior Advisor of Alvarez & Marsal, a global professional services firm, from 2017 to 2019. She also previously served as Chief Executive Officer of Vitamin World USA Corporation, a carve out of NBTY Inc., a retailer of vitamins and nutritional supplements, from 2015 to 2016. Prior to that, Ms. Gove served as Chief Operating Officer and Chief Financial Officer of Golfsmith International, a specialty retailer of golf equipment, apparel and accessories from 2008 to 2012, where she then served as President and Chief Executive Officer from 2012 to 2014. Prior to these roles, Ms. Gove began her career at Zale Corporation, America’s largest specialty jewelry retailer, where she served in numerous senior leadership positions through 2006, including Vice President of Operations, Senior Vice President of Strategic Planning, Treasurer, Chief Financial Officer, and Executive Vice President and Chief Operating Officer.

Ms. Gove holds a B.B.A in Accounting from the University of Texas McCombs School of Business.

About Michael S. Powell

Michael Powell is an experienced insurance professional, having most recently served as Claims Process General Manager of Progressive Corporation, one of the largest auto insurers in North America, from 2022 to 2024. Prior to that, Mr. Powell held several leadership positions during his time at Progressive Corporation, including as Central Zone Claims General Manager from 2017 to 2022, Claims Physical Damage Business Leader from 2015 to 2017, Business Leader of the Claims Training and Project Management Organization from 2012 to 2015, Claims Senior Process Director from 2003 to 2012, and General Manager in Progressive’s Iowa location from 1999 to 2001.

Mr. Powell holds a B.S. in Business Administration from Morningside University and an M.B.A. from Drake University.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OE recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Forward Looking Statements

Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.

Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include, among others, changes in our cash position or cash requirements for other purposes, fluctuations in the price of our common stock, general market conditions, and stockholder response to the repurchase program; and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.

Contact

Joseph P. Boutross
Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com

Media:

Mahmoud Siddig / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449